Exhibit 99.1

February 18, 2026	Analyst Contact:	Erin Dailey 918-947-7441
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results; Releases Non-GAAP Adjusted Financial Guidance

Analyst call and webcast scheduled tomorrow, Feb. 19 at 11 a.m. EST

TULSA, Okla. - Feb 18, 2026 - ONE Gas, Inc. (NYSE: OGS) today announced its fourth quarter and full year 2025 financial results, which include diluted earnings per share of $1.42 and $4.37, respectively. The Company also provided non‑GAAP adjustments to both earnings and its 2026 financial guidance to capture the full impact of a regulatory mechanism intended to mitigate regulatory lag. Adjusted net income was $1.48 per diluted share for the fourth quarter, and $4.48 per diluted share for the full year 2025. For 2026, non‑GAAP earnings are expected to range from $306 million to $314 million, or $4.83 to $4.95 per diluted share.

“Our team delivered strong operational and financial results in 2025, reflecting disciplined execution and a commitment to safely serving our communities,” said Robert S. McAnnally, president and chief executive officer. “Looking ahead, we see meaningful opportunity in both residential and large-load growth, supporting long-term value creation and affordability for our customers.”

FINANCIAL RESULTS & HIGHLIGHTS

•Fourth quarter 2025 net income was $86.3 million, or $1.42 per diluted share, compared with $77.0 million, or $1.34 per diluted share, in the same period last year;
•Fourth quarter 2025 adjusted net income was $89.7 million, or $1.48 per diluted share, compared with $77.5 million, or $1.35 per diluted share, in the same period last year;
•Full year 2025 net income was $264.2 million, or $4.37 per diluted share, compared with $222.9 million, or $3.91 per diluted share, in 2024;
•Full year 2025 adjusted net income was $271.0 million, or $4.48 per diluted share, compared with $224.8 million, or $3.94 per diluted share, in 2024;
•In December, the Company settled 2,633,700 million shares of our common stock under forward contracts for net proceeds of $205.0 million;
•Full year 2025 capital expenditures and asset removal costs were $759.5 million compared with $762.1 million in 2024; and
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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

•On Jan. 20, 2026, ONE Gas increased the dividend for the first quarter 2026 by 1 cent to $0.68 per share ($2.72 annualized), payable March 6, 2026, to shareholders of record at the close of business Feb. 20, 2026.

FOURTH QUARTER 2025 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $139.7 million in the fourth quarter, compared with $124.3 million in the fourth quarter 2024, which primarily reflects:

•an increase of $23.8 million from new rates; and
•an increase of $1.3 million in residential sales due primarily to net customer growth in Oklahoma and Texas.

The increases were partially offset by:

•an increase of $4.2 million in employee-related costs, due in part to annual salary increases implemented during the quarter;
•an increase of $3.8 million in depreciation and amortization expense primarily from additional capital investment; and
•an increase of $3.3 million due to outside services, due in part to our decision to execute some projects earlier than initially planned.

Weather was 22.7 percent warmer than normal for the three months ended Dec. 31, 2025. The impact on operating income was mitigated by weather normalization mechanisms.

Excluding interest related to KGSS-I securitized bonds, net interest expense decreased $2.9 million for the three months ending Dec. 31, 2025. The decrease in interest expense is due primarily to commercial paper borrowings at lower rates and the implementation of Texas House Bill 4384.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess deferred income taxes (EDIT) of $5.6 million and $12.3 million for the three months ended Dec. 31, 2025, and 2024, respectively.

Capital expenditures and asset removal costs were $184.1 million for the fourth quarter 2025 compared with $190.4 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

FULL YEAR 2025 FINANCIAL PERFORMANCE

Operating income for the twelve-month 2025 period was $457.5 million, compared with $399.0 million in 2024, which primarily reflects:

•an increase of $116.0 million from new rates; and
•an increase of $6.6 million in residential sales due primarily to net customer growth in all three states.

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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

These increases were partially offset by:

•an increase of $20.6 million in depreciation expense due to additional capital expenditures being placed in service;
•an increase of $17.0 million in employee-related costs;
•an increase of $14.7 million in ad-valorem taxes; and
•a carrying charge of $2.9 million refunded to Oklahoma customers from the settlement of a disputed gas purchase invoice.
Excluding interest related to KGSS-I securitized bonds, net interest expense decreased $3.0 million for the twelve months ended Dec. 31, 2025. The decrease in interest expense is due primarily to commercial paper borrowings at lower rates and the implementation of Texas House Bill 4384.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $17.6 million and $25.7 million for the twelve months ended Dec. 31, 2025, and 2024, respectively.

Capital expenditures and asset removal costs were $759.5 million for the twelve-month 2025 period compared with $762.1 million in the same period last year.

In December, the Company settled 2,633,700 million shares of our common stock under forward contracts for net proceeds of $205.0 million.

REGULATORY ACTIVITIES UPDATE

In June 2025, Texas Gas Service filed a rate case for customers in the Central-Gulf, West-North, and Rio Grande Valley service areas. The Railroad Commission of Texas ultimately approved a $14.4 million revenue increase and the consolidation of all service areas into a single division, based on a 59.9% equity ratio and a 9.8% ROE. New rates became effective January 27, 2026.

2026 FINANCIAL GUIDANCE

On Dec. 1, 2025, ONE Gas announced that its 2026 net income is expected to be in the range of $294 million to $302 million, with earnings per diluted share of $4.65 to $4.77.

The Company expects 2026 adjusted net income to be in the range of $306 million to $314 million, with adjusted net income per diluted share of $4.83 to $4.95.
ONE Gas expects long‑term adjusted net income growth of 7 to 9 percent and adjusted net income per diluted share growth of 5 to 7 percent, consistent with its established five‑year financial outlook. These growth rates are based on adjusted 2025 actual results, including adjusted net income of $271 million and adjusted net income per diluted share of $4.48.

Capital investments, including asset removal costs, are expected to be approximately $800 million in 2026, primarily targeted for system integrity and replacement projects. Capital investments for extensions to new customers are expected to be approximately $230 million of the $800 million.
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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will host a conference call on Thursday, February 19, 2026, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 833-470-1428, passcode 246604, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-813-9403, passcode 437369.

NON-GAAP DISCLOSURE STATEMENT

This press release includes financial results and guidance for ONE Gas with respect to adjusted net income and adjusted net income per share, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Adjusted net income and adjusted net income per share are calculated as GAAP net income plus the deferral of an equity portion of a carrying cost attributable to shareholders’ investment capitalized for regulatory purposes but not for financial reporting purposes. These carrying costs relate to property, plant and equipment that has been placed in service, but not yet reflected in base rates. Adjusted net income and adjusted net income per share should not be considered in isolation or as a substitute for GAAP net income or GAAP earnings per share.

Management believes these non‑GAAP measures provide useful information because they offer a more complete view of our overall regulatory economics, reflect the period-specific effects of certain regulatory mechanisms designed to mitigate regulatory lag associated with property, plant and equipment placed in service prior to regulatory action, and reflect the impact of regulatory timing differences that arise under the Company’s rate-setting framework. These adjustments, net of applicable tax effects, are expected to recur as a result of the Company’s regulatory framework and are a consistent part of our earnings profile. A reconciliation of the Company’s GAAP net income and GAAP earnings per share to adjusted net income and adjusted net income per share is provided in the Appendix.

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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange and the NYSE Texas under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate
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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, costs, liquidity, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, continue to increase in volume and sophistication, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee, vendor, counterparty, or Company information; further, increased remote working arrangements have required enhancements and modifications to our information technology infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis which could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation, storage, and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of upstream transportation, storage, and natural gas purchased for our customers and any related financing required to support our purchase of natural gas supply;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax, cybersecurity and other laws or regulations to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve in Oklahoma, Kansas and Texas, and economic conditions in these areas;
•acts of nature and naturally occurring disasters;
•political unrest and the potential effects of threatened or actual terrorism and war;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Thousands of dollars, except per share amounts)

Total revenues	$689,372	$630,703	$2,427,428	$2,083,558

Cost of natural gas	291,895	263,740	998,913	778,333

Operating expenses
Operations and maintenance	155,017	144,853	558,497	530,256
Depreciation and amortization	79,305	75,452	317,256	296,699
General taxes	23,423	22,348	95,295	79,371
Total operating expenses	257,745	242,653	971,048	906,326
Operating income	139,732	124,310	457,467	398,899
Other income, net	1,348	105	6,801	7,572
Interest expense, net	(36,460)	(39,760)	(142,809)	(147,235)
Income before income taxes	104,620	84,655	321,459	259,236
Income taxes	(18,314)	(7,633)	(57,235)	(36,386)
Net income	$86,306	$77,022	$264,224	$222,850

Earnings per share
Basic	$1.43	$1.35	$4.39	$3.92
Diluted	$1.42	$1.34	$4.37	$3.91

Average shares (thousands)
Basic	60,272	57,000	60,161	56,826
Diluted	60,777	57,415	60,513	57,033

Dividends declared per share of stock	$0.67	$0.66	$2.68	$2.64

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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$9,734,150	$9,124,134
Accumulated depreciation and amortization	2,611,952	2,478,261
Net property, plant and equipment	7,122,198	6,645,873
Current assets
Cash and cash equivalents	10,620	57,995
Restricted cash and cash equivalents	23,107	20,542
Total cash, cash equivalents and restricted cash and cash equivalents	33,727	78,537
Accounts receivable, net	461,631	408,448
Materials and supplies	97,595	91,662
Income tax receivable	55,552	53,624
Natural gas in storage	176,451	161,184
Regulatory assets	49,504	101,210
Other current assets	41,424	35,216
Total current assets	915,884	929,881
Goodwill and other assets
Regulatory assets	256,225	278,006
Securitized intangible asset, net	233,786	265,951
Goodwill	157,953	157,953
Pension and other postemployment benefits	47,012	42,882
Other assets	120,026	105,025
Total goodwill and other assets	815,002	849,817
Total assets	$8,853,084	$8,425,571

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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)

	December 31,	December 31,
	2025	2024
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 62,692,392 shares at December 31, 2025; issued and outstanding 59,876,861 shares at December 31, 2024	$627	$599
Paid-in capital	2,530,137	2,294,469
Retained earnings	909,355	809,606
Accumulated other comprehensive income (loss)	4	(126)
Total equity	3,440,123	3,104,548
Other long-term debt, excluding current maturities, net of issuance costs	2,133,018	2,131,718
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	223,020	253,568
Total long-term debt, excluding current maturities, net of issuance costs	2,356,038	2,385,286
Total equity and long-term debt	5,796,161	5,489,834
Current liabilities
Current maturities of other long-term debt, net of issuance costs	249,674	14
Current maturities of securitized utility tariff bonds, net of issuance costs	30,566	28,956
Notes payable	737,400	914,600
Accounts payable	222,102	261,321
Accrued taxes other than income	75,568	75,608
Regulatory liabilities	57,277	22,525
Customer deposits	52,871	56,243
Other current liabilities	106,400	99,009
Total current liabilities	1,531,858	1,458,276
Deferred credits and other liabilities
Deferred income taxes	963,874	891,738
Regulatory liabilities	451,620	467,563
Other deferred credits	109,571	118,160
Total deferred credits and other liabilities	1,525,065	1,477,461
Commitments and contingencies
Total liabilities and equity	$8,853,084	$8,425,571
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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024
	(Thousands of dollars)
Operating activities
Net income	$264,224	$222,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	317,256	296,699
Deferred income taxes	49,507	106,522
Share-based compensation expense	14,791	13,733
Provision for doubtful accounts	8,207	6,705
Proceeds from government securitization of winter weather event costs	—	—
Changes in assets and liabilities:
Accounts receivable	(61,390)	(67,289)
Materials and supplies	(5,933)	(14,013)
Income tax receivable	(1,928)	(49,677)
Natural gas in storage	(15,267)	25,913
Asset removal costs	(52,268)	(58,952)
Accounts payable	(35,397)	(15,014)
Accrued taxes other than income	(40)	6,815
Customer deposits	(3,372)	(5,944)
Regulatory assets and liabilities - current	68,397	(90,829)
Regulatory assets and liabilities - noncurrent	36,660	19,354
Other assets and liabilities - current	(708)	(17,091)
Other assets and liabilities - noncurrent	(3,906)	(11,371)
Cash provided by operating activities	578,833	368,411
Investing activities
Capital expenditures	(707,226)	(703,165)
Other investing expenditures	(12,724)	(10,402)
Other investing receipts	4,626	6,072
Cash used in investing activities	(715,324)	(707,495)
Financing activities
Borrowings (repayments) of notes payable, net	(177,200)	826,100
Issuance of other long-term debt, net of premiums and discounts	250,000	253,467
Long-term debt financing costs	(432)	(2,193)
Repayment of other long-term debt	(15)	(773,013)
Repayment of securitized utility tariff bonds	(29,493)	(27,939)
Issuance of common stock	212,183	252,379
Dividends paid	(160,705)	(149,456)
Tax withholdings related to net share settlements of stock compensation	(2,657)	(1,111)
Cash provided by financing activities	91,681	378,234
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	(44,810)	39,150
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	78,537	39,387
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$33,727	$78,537
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$138,987	$148,987
Cash paid for other state income taxes	$540	$366
Cash received for state income taxes	$(1,523)	$(4,546)
Cash paid (received) for federal income taxes	$10,113	$(16,280)

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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

APPENDIX
The following table reconciles the Company’s GAAP net income and GAAP earnings per share to adjusted net income and adjusted net income per share:

ONE Gas, Inc.
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Thousands of dollars, except per share amounts)

Net income - GAAP	$86,306	$77,022	$264,224	$222,850
Other income - deferred carrying cost(a)	3,359	458	6,745	1,986
Income taxes	—	—	—	—
Adjusted net income - non-GAAP	$89,665	$77,480	$270,969	$224,836

Earnings per share - GAAP
Basic	$1.43	$1.35	$4.39	$3.92
Diluted	$1.42	$1.34	$4.37	$3.91

Adjusted net income per share - non-GAAP
Basic	$1.49	$1.36	$4.50	$3.96
Diluted	$1.48	$1.35	$4.48	$3.94

Average shares (thousands)
Basic	60,272	57,000	60,161	56,826
Diluted	60,777	57,415	60,513	57,033
(a) The allowance for earnings on shareholders’ investment capitalized for regulatory purposes but not for financial reporting purposes applied to property, plant and equipment placed in service, but not yet reflected in base rates as authorized by our regulators or state law. This increases book income but is non-taxable, creating a permanent tax difference.

ONE Gas, Inc.
2026 Financial Guidance: Reconciliation of non-GAAP to GAAP:
	Low	Mid	High
	(Thousands of dollars, except per share amounts)

Net income - GAAP	$294,000	$298,000	$302,000
Other income - deferred carrying cost(a)	11,890	11,919	12,000
Income taxes	—	—	—
Adjusted net income - non-GAAP	$305,890	$309,919	$314,000

Earnings per share - GAAP
Basic	$4.67	$4.73	$4.79
Diluted	$4.65	$4.71	$4.77

Adjusted net income per share - non-GAAP
Basic	$4.86	$4.92	$4.98
Diluted	$4.83	$4.89	$4.95

Average shares (thousands)
Basic	62,995	62,995	62,995
Diluted	63,350	63,350	63,350
(a) The allowance for earnings on shareholders’ investment capitalized for regulatory purposes but not for financial reporting purposes applied to property, plant and equipment placed in service, but not yet reflected in base rates as authorized by our regulators or state law. This increases book income but is non-taxable, creating a permanent tax difference.
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ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

APPENDIX

ONE Gas, Inc.
KGSS-I SECURITIZATION

In November 2022, Kansas Gas Service Securitization I, L.L.C. (KGSS-I) issued $336 million of securitized utility tariff bonds. KGSS-I used the proceeds from the issuance to purchase the Securitized Utility Tariff Property from Kansas Gas Service, pay for debt issuance costs, and reimburse Kansas Gas Service for upfront securitization costs paid on behalf of KGSS-I.

Revenues for the three months ended December 31, 2025, include $11.4 million associated with KGSS-I, which is offset by $7.8 million in operating and amortization expense and $3.6 million in interest expense, net. Compared to the same three month period last year, revenues increased $0.7 million and interest expense, net, decreased $0.4 million , offset by a $1.1 million increase in operating and amortization expense.

Revenues for the twelve months ended December 31, 2025, include $47.4 million associated with KGSS-I, which is offset by $32.6 million in operating and amortization expense and $14.7 million in interest expense, net. Compared to the same twelve month period last year, revenues increased $3.1 million and interest expense, net, decreased $1.5 million, offset by a $4.5 million increase in amortization and operating expense.

The following table summarizes the impact of KGSS-I on the consolidated balance sheets, for the periods indicated:

	December 31,	December 31,
	2025	2024
	(Thousands of dollars)
Restricted cash and cash equivalents	$23,107	$20,542
Accounts receivable	4,463	4,659
Securitized intangible asset, net	233,786	265,951
Total assets	$261,356	$291,152
Current maturities of securitized utility tariff bonds, net of issuance costs	$30,566	$28,956
Accounts payable	136	319
Accrued interest	5,894	6,568
Securitized utility tariff bonds, excluding current maturities, net of discounts and issuance costs $4.3 million and $4.8 million, as of December 31, 2025 and December 31, 2024, respectively	223,020	253,568
Paid-in capital	1,680	1,681
Retained earnings	60	60
Total liabilities and equity	$261,356	$291,152

-more-

ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

The following table summarizes the impact of KGSS-I on the consolidated statements of income, for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Thousands of dollars)
Operating revenues	$11,387	$10,649	$47,446	$44,390
Operating expense	(110)	(111)	(442)	(443)
Amortization expense	(7,688)	(6,559)	(32,164)	(27,668)
Interest income	125	132	551	671
Interest expense	(3,678)	(4,075)	(15,246)	(16,806)
Income before income taxes	36	36	145	144
Income taxes	—	—	—	(26)
Net income	$36	$36	$145	$118

-more-

ONE Gas Announces Fourth Quarter and Full Year 2025 Financial Results;
February 18, 2026

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited)	2025	2024	2025	2024
	(Millions of dollars)
Natural gas sales	$629.1	$573.4	$2,196.3	$1,864.1
Transportation revenues	39.1	37.4	144.9	138.7
Securitization customer charges	11.4	10.7	47.4	44.4
Other revenues	9.8	9.2	38.8	36.4
Total revenues	$689.4	$630.7	$2,427.4	$2,083.6
Cost of natural gas	291.9	263.7	998.9	778.3
Operating costs	178.4	167.3	653.8	609.6
Depreciation and amortization	79.3	75.5	317.3	296.7
Operating income	$139.8	$124.2	$457.4	$399.0
Net income	$86.3	$77.0	$264.2	$222.9
Capital expenditures and asset removal costs	$184.1	$190.4	$759.5	$762.1

Volumes (Bcf)
Natural gas sales
Residential	34.9	33.7	114.1	104.1
Commercial and industrial	11.2	10.8	40.3	36.9
Other	0.8	0.6	3.0	2.1
Total sales volumes delivered	46.9	45.1	157.4	143.1
Transportation	56.8	57.3	216.9	221.0
Total volumes delivered	103.7	102.4	374.3	364.1

Average number of customers (in thousands)
Residential	2,115	2,101	2,118	2,103
Commercial and industrial	161	162	163	163
Other	3	3	3	3
Transportation	11	12	11	12
Total customers	2,290	2,277	2,295	2,281

Heating Degree Days
Actual degree days	2,921	2,864	8,995	7,991
Normal degree days	3,777	3,784	9,730	9,728
Percent colder (warmer) than normal weather	(23)%	(24)%	(8)%	(18)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	929	924	931	924
Actual degree days	1,002	985	3,082	2,783
Normal degree days	1,320	1,320	3,356	3,359
Percent colder (warmer) than normal weather	(24)%	(25)%	(8)%	(17)%

Kansas
Average number of customers (in thousands)	651	648	653	651
Actual degree days	1,520	1,433	4,463	3,863
Normal degree days	1,807	1,791	4,728	4,690
Percent colder (warmer) than normal weather	(16)%	(20)%	(6)%	(18)%

Texas
Average number of customers (in thousands)	710	706	711	706
Actual degree days	399	446	1,450	1,345
Normal degree days	650	673	1,646	1,679
Percent colder (warmer) than normal weather	(39)%	(34)%	(12)%	(20)%
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